Exhibit 3.1

PRESIDIO PROPERTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Presidio Property Trust, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”), by resolutions duly adopted by the Board of Directors of the Company (the “Board”) and notwithstanding any other provision in the Company’s charter or Bylaws to the contrary, the Company elects to be subject to Section 3-803 of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The Company’s election to be subject to Section 3-803 of the MGCL has been approved by the Board in the manner and by the vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its Chief Financial Officer on this 15th day of March, 2024.

ATTEST:		PRESIDIO PROPERTY TRUST, INC.

	/s/ Ed Bentzen	By:	/s/ Jack K. Heilbron
Name:	Ed Bentzen	Name:	Jack K. Heilbron
Title:	Chief Financial Officer	Title:	Chief Executive Officer and President